Exhibit 4.4

NATIONAL GRID PLC

RULES OF THE NATIONAL GRID PLC RETENTION AWARD PLAN

Directors’ Adoption:	6 November 2017

Expiry Date:	6 November 2027

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref 01/140/C Hegarty

Table of Contents

Contents		Page

1	Granting Awards	1

2	Consequences of Vesting	2

3	Leaving before Vesting	3

4	Malus and clawback	4

5	Variations in share capital, demergers and special distributions	4

6	Corporate Event	5

7	General	5

8	Changing the Plan and termination	8

9	Governing law and jurisdiction	8

10	Definitions	8

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Rules of the National Grid plc Retention Award Plan

1	Granting Awards

1.1	Persons to whom Awards can be made

The Directors may grant an Award to any employee of a Member of the Group other than to an executive director of the Company.

1.2	Timing of Award

Awards may not be granted at any time after the 10th anniversary of the adoption of the Plan, and Awards may be granted at any time subject to applicable Dealing Restrictions.

1.3	Award certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date, including:

1.3.1	the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;

1.3.2	any conditions in accordance with rule 1.7 and the Condition Period;

1.3.3	the date or dates of Vesting;

1.3.4	whether the Participant is entitled to receive any dividend equivalent in accordance with rule 2.4; and

1.3.5	the Award Date.

1.4	Award over ADSs

The Directors may determine that an Award will be made in respect of ADSs and references in these rules to Shares and Awards shall be construed accordingly.

1.5	No payment

A Participant is not required to pay for the grant of any Award.

1.6	Disclaimer of Award

Any Participant may disclaim all or part of his Award within 30 days after the Award Date by notice in writing to the Company. If this happens, the Award will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer.

1.7	Conditions

When granting an Award, the Directors may make its Vesting conditional on the satisfaction of one or more conditions which may or may not be linked to the performance of the Company, the Participant, the Member of the Group or business unit in which the Participant works. A condition must be objective and specified at the Award Date. The Directors may waive or change a condition, including the Condition Period, in accordance with its terms or if anything happens which causes the Directors reasonably to consider it appropriate to do so. Where the Condition Period is shortened pursuant to these rules, the Directors may determine, in their discretion, the most appropriate way to assess fulfilment of the condition over the reduced period.

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1.8	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are transferred to the Participant.

1.9	Transfer

Subject to rule 1.6, except on the transmission of an Award on the death of a Participant to his personal representatives a Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it.

1.10	Timing of Vesting

1.10.1	Subject to rules 1.10.2, 3 (Leaving before Vesting), 4 (Malus and Clawback) and 6 (Corporate Event) an Award Vests on the later of:

(i)	the date of Vesting as set out under rule 1.3.3; and

(ii)	where an Award is subject to a condition, to the extent determined under rule 1.10.2, on the date on which the Directors make such determination.

1.10.2

Where an Award is subject to a condition the Directors will, as soon as reasonably practicable after the end of the Condition Period, determine whether, and to what extent any condition has been satisfied or waived and how many Shares Vest for each Award. If the Directors consider, in their absolute discretion, that the underlying financial performance of the Company does not justify the Vesting of Awards to the extent determined by applying the conditions, they may determine that the Award with either lapse or Vest to a lesser extent.

1.11	Lapse

To the extent that any condition that is to be tested is not satisfied at the end of the Condition Period, the Award lapses, unless otherwise specified in the condition. If an Award, or any part of an Award, lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

2	Consequences of Vesting

2.1	Transfer of Shares to satisfy Awards

After the Vesting of an Award, or any part of an Award, the Company will arrange (subject to rule 2.3 (Withholding)) for the transfer of the number of Shares in respect of which the Award has Vested as soon as administratively practicable. Shares may not be issued (including an issue out of treasury) to satisfy Awards without prior approval of the shareholders of the Company.

2.2	Cash alternative

The Company in its absolute discretion may decide to satisfy Awards (and any dividend equivalent) by paying an equivalent amount in cash (subject to rule 2.3 (Withholding)).

2.3	Withholding

The Company, any employing company or trustee of any employee benefit trust or their agents may withhold such amount and make such arrangements as it considers necessary

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to meet any liability to taxation or social security contributions (including, without limitation, FICA taxes) in respect of Awards, any dividend equivalent and any costs associated with the transfer of the Shares or the sale of Shares. These arrangements may include the sale or reduction in number of any Shares on behalf of a Participant, unless the Participant discharges the liability himself.

2.4	Dividend equivalent

An Award may include the right to receive an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and Vesting. Such amount may be paid in cash or Shares (as determined from time to time by the Directors). Dividend equivalents will be paid to any relevant Participant as soon as practicable after Vesting. Any right under this rule may be disapplied if an adjustment is made under rule 5.1 in respect of an ordinary dividend.

3	Leaving before Vesting

3.1	General

3.1.1	Unless rule 3.1.2 applies, an Award, or any part of an Award, which has not Vested will lapse on the date the Participant ceases to be an employee of a Member of the Group.

3.1.2

If a Participant ceases to be an employee of a Member of the Group, the Directors may determine an Award, or part of an Award, wil not lapse. If the Directors so determine, unless the Directors determine otherwise:

(i)	where an Award is subject to a condition, rule 1.10.2 will apply as if the Condition Period ended on the date of cessation; and

(ii)	the Award will, to the extent determined by the Directors, Vest on the date of cessation.

If the Directors determine an Award will not Vest in full it will lapse as to the balance. For the avoidance of doubt, the Directors may determine (amongst other things) an Award (or any part of an Award) will continue and remain capable of Vesting on the date(s) specified under rule 1.3.3 to the extent any applicable conditions are satisfied over the original Condition Period.

3.2	Death

If a Participant dies, all unvested Awards will Vest in full on the date of death subject to the satisfaction of any conditions. If the Award is subject to a condition, rule 1.10.2 applies as if the Condition Period ended on the date of death. If the Directors determine that an Award will not Vest in full, it will lapse as to the balance.

3.3	Meaning of “ceasing to be an employee”

For the purposes of this rule 3, a Participant will not be treated as ceasing to be an employee of a Member of the Group until he ceases to be an employee of all Members of the Group or if he recommences employment with a Member of the Group within 7 days.

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4	Malus and clawback

Where the Directors in their absolute discretion determine that exceptional circumstances exist that justify doing so;

4.1.1	in respect of all or any part of an Award that has not Vested, the Directors may determine the Award or such part of it will lapse; and

4.1.2

in respect of all or any part of an Award that has Vested, the Directors may determine that the Award or such part of it will be forfeited and may reclaim such an amount as the Directors consider appropriate through any means deemed appropriate to those specific circumstances.

In addition, the Directors may, acting reasonably and in good faith, delay the Vesting of an Award if, at the date(s) of Vesting there is an ongoing investigation or other procedure being carried on to determine whether exceptional circumstances exist and the Directors decide that further investigation is warranted.

For the purposes of this rule 4, exceptional circumstances include (but are not limited to) circumstances where:

(i)

a material misstatement of the Company’s financial results has occurred which has resulted in an overpayment to a Participant under the Plan, irrespective of whether the relevant Participant was at fault;

(ii)	the Directors have found that the Participant has engaged in misconduct (as determined by the Directors) in the period between the Award Date and Vesting;

(iii)	a significant environmental or health and safety issue has arisen;

(iv)	a failure of risk management has occurred; or

(v)	facts emerge after termination of employment which, had they been known at the time, would have resulted in the Participant’s Award lapsing in full, or Vesting to a lesser extent.

5	Variations in share capital, demergers and special distributions

5.1	Adjustment of Awards

If there is:

5.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

5.1.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

5.1.3	a special dividend or distribution; or

5.1.4 any other similar event which might affect the current or future value of any Award, the Directors may adjust the number of Shares comprised in an Award.

5.2	Notice

The Company may notify Participants of any adjustment made under this rule 5.

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6	Corporate Event

Where there is a Corporate Event, the Directors will determine in their absolute discretion whether an Award Vests, and if so, to what extent. Where the Directors determine that an Award does not vest in full, the Award lapses as to the balance. If the Award is subject to a condition, rule 1.10.2 applies as if the Condition Period ended on the date of the Corporate Event.

In this rule, “Directors” means those people who were members of the remuneration committee of the Company immediately before the Corporate Event.

7	General

7.1	Directors decision final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

7.2	Documents sent to shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

7.3	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

7.4	Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

7.5	Terms of employment

7.5.1	For the purposes of this rule, “Employee” means any person who is or will be eligible to be a Participant or any other person.

7.5.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

7.5.3

Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and a Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

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7.5.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

7.5.5

No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level of Award or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

7.5.6

Without prejudice to an Employee’s right in respect of an Award subject to and in accordance with the express terms of the Plan, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

7.5.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship;

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

7.5.8

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of its rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan, in consideration for, and as a condition of, the grant of an Award under the Plan.

7.5.9

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

7.5.10

Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

7.5.11

Awards will not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

7.6	Employee trust

The Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any

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guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

7.7	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan for all purposes relating to the operation of the Plan. These include, but are not limited to:

7.7.1	administering and maintaining Participant records;

7.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

7.7.3	providing information to future purchasers of the Company, the Participant’s employing company or the business in which the Participant works;

7.7.4	transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

7.8	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

7.9	Articles of association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

7.10	Notices

7.10.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:

(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail to any e-mail address which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

7.10.2

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail to any e-mail address notified to the Participant.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

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Notices sent by e-mail, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8	Changing the Plan and termination

8.1	Directors’ powers

The Directors may at any time, alter, vary or add to the provisions of the Plan or the terms of any Award prior to the Vesting of the applicable part of that Award, in any respect.

8.2	Notice

The Directors may give written notice of any changes made to any Participant affected.

8.3	Termination of the Plan

The Plan will terminate on [6] November 2027, but the Directors may terminate the Plan at any time before that date. However, Awards granted before such termination will continue to be valid as described in these rules.

9	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award and the Directors may determine in any case that proceedings are to be taken in another court of competent jurisdiction.

10	Definitions

10.1	Meanings of words used

In these rules:

“ADS” means an American depository share representing ordinary shares of the Company;

“Award” means a conditional right to acquire Shares granted under the Plan and which may be referred to in correspondence with a Participant (or in the Award certificate) as a Share Award;

“Award Date” means the date which the Directors set for the grant of an Award;

“Company” means National Grid plc;

“Condition Period” means the period in respect of which a condition is to be satisfied;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988;

“Corporate Event” means an event such as a takeover or merger of the Company, a compromise or arrangement in connection with the acquisition of Shares sanctioned by a court under Section 895 of the Companies Act 2006 and any form of change of Control of the Company, including a significant change in the shareholders of the Company and a change as a result of making an offer to acquire Shares, as determined by the Directors (as defined in Rule 6) in their absolute discretion;

“Dealing Restrictions” means any restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company as varied from time to time;

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“Directors” means, subject to rule 7 (Corporate Events), the board of directors of the Company or a duly authorised committee;

“FICA” means the United States Federal Income Contributions Act;

“Member of the Group” means:

(vi)	the Company; and

(vii)	its Subsidiaries from time to time;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as “The National Grid plc Retention Award Plan” as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company or where the context requires ADSs;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

“Vesting” in relation to an Award, means a Participant becoming entitled to have the Shares transferred to him subject to these rules.

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Schedule

USA

The USA Schedule has been adopted by the Company and shall vary and supplement the terms of the Plan (and any other related documents) as follows:

1	Transfer of Shares to satisfy Awards

With respect to US Participants, Rule 2.1 of the Plan is amended and restated as follows:

After the Vesting of an Award, or any part of an Award, the Company will arrange (subject to rule 2.3 (Withholding)) for the transfer of the number of Shares in respect of which the Award has Vested as soon as practicable but in any event no later than the date on which the Short Term Deferral Period expires. Shares may not be issued (including an issue out of treasury) to satisfy Awards without prior approval of the shareholders of the Company.

For the purposes of this rule, the “Short Term Deferral Period” means the period ending on the later of 15 March after the end of the calendar year in which Vesting occurs or 15 June after the end of the financial year of the Company in which Vesting occurs.

2	Deferral of Awards into a deferred compensation plan

To the extent permitted by the Directors the transfer of Shares in satisfaction of an Award may be deferred to a date later than the date of Vesting by a Participant in the National Grid USA Companies’ Deferred Compensation Plan or a participant in any other Member of the Group’s deferred compensation plan that is approved by the Directors as a plan into which Awards may be deferred (together the “Deferred Compensation Plan”). Deferrals shall be consistent with an election made under, and pursuant to the terms of, the Deferred Compensation Plan.

3	Employee trust

Notwithstanding the provisions of rule 7.6 in the event that Awards become subject to Section 409A of the Internal Revenue Code of 1986 (as amended) (“Section 409A”) and it is intended to use a trust to hold and/or transfer Shares in satisfaction of Awards, the Company will take all reasonable steps to ensure that a US Participant is excluded from being a beneficiary of that trust.

For the purposes of this Schedule, a US Participant means a Participant who is:

(i)	a US citizen;

(ii)	a US permanent resident (as may be evidenced by a so-called “green card” and/or participation in a US tax-qualified pension plan sponsored by a Member of the Group);

(iii)	a non-US citizen who is posted to the United States and who is (or expected to become) subject to US taxation as a resident alien; or

(iv)

a non-US citizen to the extent that he or she is or becomes subject to Section 409A with regard to a grant or Award including a non-resident alien taxpayer, with respect to some portion of an Award that is deemed to be income from a US source.

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